090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	**20170010646-87**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **01/10/2017 8:00 AM**
	Entity Number **E0398632013-3**

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Maple Tree Kids, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article 1 shall be amended to change the name of the corporation to Aerkomm Inc.

Article 3 shall be amended by inserting the following paragraph at the end of Article 3:

"Effective as of the filing date of this Certificate of Amendment, each ten (10) shares of the issued and outstanding common stock, $0.001 par value, of the Corporation shall be reverse split into one (1) share of common stock of the Corporation. No fractional shares shall be issued in connection with the reverse split. Any fractional share that would otherwise be issued as a result of the reverse split will be rounded up to the nearest whole share."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 86%

4. Effective date and time of filing: (optional) Date: Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.